Press Release

FOR IMMEDIATE RELEASE

For More Information Contact:

Aberdeen Asset Management Inc.

Investor Relations

800-522-5465

InvestorRelations@aberdeen-asset.com

THE INDIA FUND, INC. AND THE ASIA TIGERS FUND, INC.

ANNOUNCE DIRECTOR RESIGNATION

Philadelphia, April 2, 2015 – The India Fund, Inc. (NYSE: IFN) and The Asia Tigers Fund, Inc. (NYSE: GRR) (collectively the “Funds”), each a closed-end equity fund, announced today that Lawrence K. Becker has decided to resign from the Funds and will not stand for re-election as a Director at the forthcoming Annual Meeting of Stockholders of The India Fund, Inc. The resignations are expected to be effective no later than June 18, 2015.

Mr. Jeswald Salacuse, Chairman of the Funds, commented: “On behalf of the Boards of Directors, I would like to thank Mr. Becker for his valuable contributions to the Funds during his time on the Boards and wish him the best of success in the future.”

Important Information

Closed-end funds are traded on the secondary market through one of the stock exchanges. Each Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the Fund’s portfolio. There is no assurance that either Fund will achieve its investment objective.

If you wish to receive this information electronically, please contact InvestorRelations@aberdeen-asset.com

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